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Exhibit 3.13

CERTIFICATE OF FORMATION
OF
CASCADES DELAWARE LLC

        This Certificate of Formation of Cascades Delaware LLC (the "LLC"), dated as of March 31, 2004, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C, §18-101, et seq.).

        FIRST. The name of the limited liability company is Cascades Delaware LLC.

        SECOND. The address of the registered office of the LLC in the State of Delaware is c/o RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

        THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ ROBERT HALL Name: Robert Hall Authorized Person

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CERTIFICATE OF FORMATION OF CASCADES DELAWARE LLC